Exhibit 99.(d)(3)

GUARANTY

This Guaranty (this “Guaranty”) is made as of October 18, 2013, by each of Marlin Equity III, L.P. (“Fund III”) and Marlin Equity IV, L.P. (“Fund IV”; each of Fund III and Fund IV, a “Guarantor” and both Fund III and Fund IV together, the “Guarantors”), in favor of Tellabs, Inc., a Delaware corporation (the “Company”).

WHEREAS, reference is made herein to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Blackhawk Holding Vehicle LLC, a Delaware limited liability company (“Parent”), Blackhawk Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Sub”), and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, as an inducement to the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, each of the Guarantors undertakes and agrees for the benefit of the Company as follows:

1.                                    Guaranty.  Each of the Guarantors, severally and not jointly, (in accordance with the proviso below) hereby absolutely, unconditionally and irrevocably guarantees to the Company up to the Cap (as defined below) the due and punctual payment, observance, performance and discharge of the payment obligations of each of Parent and Sub under the Merger Agreement, including, without limitation, the obligations of Parent and Sub to pay the Company for any liabilities or damages incurred or suffered by the Company as a result of Parent’s or Sub’s fraud or the willful breach by Parent or Sub of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (as such obligations may be modified or amended or waived in accordance with the terms of the Merger Agreement, each, an “Obligation” and, collectively, the “Obligations”); provided, that, notwithstanding any of the terms or conditions of this Guaranty, other than the obligation to fund the Sponsor Financing subject to the terms and condition set forth therein, (x) under no circumstance shall (1) the maximum liability of Fund III to the Company under this Guaranty exceed 3.16% of the Cap or (2) the maximum liability of Fund IV to the Company under this Guaranty exceed 96.84% of the Cap and (y) under no circumstance shall the maximum liability of the Guarantors to the Company under this Guaranty exceed the amount of the Marlin Contribution (as defined in the Sponsor Commitment Agreement) (the “Cap”) for any reason; it is understood and agreed that the Company will not seek to enforce this Guaranty for an amount in excess of the Cap.

2.                                    Nature of Guaranty.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Sub become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect either Guarantor’s obligations hereunder.  In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made.  This Guaranty is an unconditional guarantee of payment and not of collectability.

3.                                    Changes in Obligations; Certain Waivers.  Each Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent or Sub or with any other person liable for any of the Obligations for the extension (subject to Section 6 hereof), renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and Parent or Sub or any other person liable for any of the Obligations, on the other hand, without in any way impairing or affecting either Guarantor’s obligations under this Guaranty.  Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:  (a) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Sub or any other person primarily or secondarily liable with respect to any of the Obligations; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any person primarily or secondarily liable for any Obligation; (d) any change in the existence, structure or ownership of Parent or Sub or any other person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization or similar proceeding affecting Parent or Sub or any other person liable with respect to any of the Obligations; (f) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights that such Guarantor may have at any time against Parent, Sub or the Company, whether in connection with the Obligations or otherwise; (h) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations; (i) any other act or omission that might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor except to the extent that such Guarantor is entitled to receive notices under the Sponsor Commitment Agreement; or (j) any other event or circumstance, whether similar or dissimilar to the foregoing, that would constitute a suretyship defense (other than irrevocable payment in full of the Obligations).  Subject to Section 7 hereof, to the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Company.  Each Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Sub or any other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally, defenses to the payment of the Obligations that are available to Parent or Sub under the Merger Agreement or breach by the Company of this Guaranty).  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits and after the advice of counsel.

4.                                    Reduction.  Notwithstanding anything to the contrary contained in this Guaranty, the Company hereby agrees that to the extent that Parent is relieved of all or any portion of the Obligations by the indefeasible satisfaction thereof or expressly pursuant to any written agreement entered into by the Company prior to the Acceptance Time (any amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to the Reduction Amount.

5.                                    No Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Sub or any other person liable with respect to any of the Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Sub or any other person liable with respect to any of the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Sub or any other person liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guaranty shall have been irrevocably paid in full in cash.  If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Guaranty, such Guarantor shall use commercially reasonable efforts to segregate such amount from other property and funds of such Guarantor, and such amount shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guaranty, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising.

6.                                    Continuing Guaranty; Termination.  This Guaranty shall remain in full force and effect and shall be binding upon each Guarantor, its successors and permitted assigns until (a) all of the Obligations and all other amounts payable under this Guaranty have been indefeasibly paid in cash, observed, performed or satisfied in full or (b) the termination of this Guaranty has occurred in accordance with the provisions hereof.  Notwithstanding the foregoing, this Guaranty shall terminate on the 120th day following the termination of the Merger Agreement in accordance with the terms thereof; provided, that if the Company has presented a claim relating to any Obligation on or prior to such 120th day, this Guaranty shall not terminate until such claim has been finally settled or otherwise resolved either in a final non-appealable judicial determination or by written agreement of the Company and each Guarantor and all Obligations finally determined or agreed to be owed by the Guarantors are satisfied in full.

7.                                    Illegality, Invalidity and Unenforceability.  If any term or other provision of this Guaranty is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Guaranty shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties as closely as possible.  Notwithstanding the foregoing, in the event that the Company or any of its subsidiaries asserts in any litigation or other proceeding relating to this Guaranty that the provisions hereof limiting each Guarantor’s liability or any provisions of this Guaranty are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against any Guarantor or any affiliates of the Guarantors (other than Parent and Sub) with respect to the transactions contemplated by the Merger Agreement or this Guaranty, other than liability of the Guarantors under this Guaranty (as limited by the provisions hereunder) or the Sponsor Commitment Agreement, then (i) the obligations of the Guarantors under this Guaranty shall terminate ab initio and thereupon be null and void, (ii) if a Guarantor has previously made any payments under this Guaranty it shall be entitled to have such payments refunded by the Company and (iii) neither the Guarantors nor any of the Non-Recourse Parties (as defined below) shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Guaranty.

8.                                    Waiver; Assignment.  No waiver, modification or amendment of any provisions of this Guaranty shall be effective except pursuant to a written agreement signed by the Company and the Guarantors, and then such waiver shall be effective only in the specific instance and for the purpose for which given. This Guaranty shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of each party hereto. No rights or obligations hereunder shall be assignable (by operation of Law or otherwise) by any Guarantor or the Company without the prior written consent of the other party, except that if a portion of such Guarantor’s commitment under the Sponsor Commitment Agreement is assigned in accordance with the terms thereof, then a corresponding portion of its obligations hereunder may be assigned to the same assignee; provided that any such assignment shall not relieve such Guarantor of its obligations hereunder.  Any attempted assignment in violation of this section shall be void.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Company or allowed by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

9.                                    Representations and Warranties.  Each Guarantor hereby represents and warrants that:

(a)                               the execution, delivery and performance of this Guaranty by such Guarantor have been duly authorized by all necessary partnership action on the part of Guarantor and do not conflict with or violate any provision of such Guarantor’s partnership agreement or similar organizational documents or any Law or Contract binding on such Guarantor or any of its properties or assets and will not result in the creation of any Lien on such properties or assets;

(b)                               all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty;

(c)                                this Guaranty has been duly and validly executed and delivered by such Guarantor and (assuming the due authorization, execution and delivery of this Guaranty by the

Company) this Guaranty constitutes the valid and legally binding obligation of Guarantor against Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(d)                               such Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for such Guarantor to fulfill its obligations under this Guaranty shall be available to such Guarantor for so long as this Guaranty shall remain in effect in accordance with Section 6 hereof.

10.                             Counterparts.  This Guaranty may be executed and delivered (including by any electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Guaranty.

11.                             Governing Law; WAIVER OF JURY TRIAL.  This Guaranty shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter brought by any other party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter or the actions contemplated hereby.  Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this letter or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Guaranty, or the subject matter hereof, may not be enforced in or by such courts.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.                             Expenses.  The Guarantors agree to pay the Company, on demand by it from time to time, the amount of all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses, paid or incurred by the Company in enforcing any of its rights hereunder against the Guarantors.

13.                             No Recourse.  The Company acknowledges and agrees that the sole asset of Parent and Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Sub until immediately prior to the occurrence of the Offer Closing. Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that a Guarantor may be a partnership, by its acceptance of the benefits of this Guaranty, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, such Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignees of such Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, but not including Parent or Sub, each a “Non-Recourse Party”) through Parent or Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for (i) its rights against Parent and Sub pursuant to the Merger Agreement, (ii) its rights to recover from such Guarantor under and to the extent provided in this Guaranty and subject always to the Cap and the other limitations described herein, (iii) its third-party beneficiary rights under the Sponsor Commitment Agreement against the other parties thereto, including its right to specifically enforce the Sponsor Commitment Agreement on behalf of Parent and Sub, (iv) its rights under the Confidentiality Agreement and (v) its rights to recover with respect to any claim based on fraud (the rights referred to in clauses (i), (ii), (iii), (iv) and (v), the “Retained Rights”). The Company further agrees and acknowledges that, other than the other Retained Rights, recourse against each Guarantor under and pursuant to the terms of this Guaranty shall be the sole and exclusive remedy of the Company and its affiliates against such Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or by or through a claim by or on behalf of Parent or Sub. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent or Sub to the Company or shall confer or give or be construed to confer or give to any person other than the Company (including any person acting in a representative capacity) any rights or remedies against any person, including such Guarantor, except as expressly set forth herein.  Notwithstanding the foregoing, in the event a Guarantor (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than the Cap (less amounts paid under this Guaranty prior to such event), then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of applicable Law, against such continuing or surviving entity or such person, as the case may be.

14.                             Litigation.  The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against the Guarantors or any Non-Recourse Party, except claims in respect of Retained Rights.

15.                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to Fund III:

c/o Marlin Equity Partners III, L.P.
338 Pier Avenue, Suite 4325
Hermosa Beach CA 90254
Attention:  Nick Kaiser and Doug Bayerd
Fax: (310) 364-0110

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Rick Presutti
Fax:  (212) 593—5955
E-mail:  richard.presutti@srz.com

If to Fund IV:

c/o Marlin Equity Partners IV, L.P.
338 Pier Avenue, Suite 4325
Hermosa Beach CA 90254
Attention:  Nick Kaiser and Doug Bayerd
Fax: (310) 364-0110

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Rick Presutti
Fax:  (212) 593—5955
E-mail:  richard.presutti@srz.com

If to the Company, as provided in the Merger Agreement.

16.                             Headings.  The headings contained in this Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guaranty.

IN WITNESS WHEREOF, the Guarantors have duly executed and delivered this Guaranty as of the day first written above.

GUARANTORS:

MARLIN EQUITY IV, L.P.

By: Marlin Equity Partners IV, L.P., its general partner

By: Marlin Ultimate GP, LLC, its general partner

By:	/s/ Nicholas M. Kaiser
Name: Nicholas M. Kaiser
Title:Principal

MARLIN EQUITY III, L.P.

By: Marlin Equity Partners III, L.P., its general partner

By: Marlin Ultimate GP, LLC, its general partner

By:	/s/ Nicholas M. Kaiser
Name: Nicholas M. Kaiser
Title:Principal

Agreed to and accepted by:

THE COMPANY:

TELLABS, INC.

By:	/s/ Daniel P. Kelly
Name: Daniel P. Kelly
Title:President and Chief Executive Officer